EXHIBIT 10.6

SEARS HOLDINGS CORPORATION
ADDENDUM TO
OFFER LETTER DATED MARCH 18, 2013

April 21, 2014

Edward S. Lampert

As of April 4, 2014 (the “Distribution”), Sears Holdings Corporation (the “Company”) distributed, for each whole share of Sears Holdings common stock outstanding as of the close of business on March 24, 2014 (i.e., the “Record Date” for the Distribution), to the holder 0.300795 common shares of Lands’ End, Inc. (the “Lands’ End Shares”).
In accordance with the terms of your offer letter dated March 18, 2013, you are entitled to an annual stock award in the amount of $4.5 million, which annual award is paid in equal monthly installments of fully vested shares rather than a single, up-front award of restricted shares vesting in equal monthly installments. The total number of shares to be issued to you pursuant to the annual award through January 31, 2015 (i.e., 123,728), was calculated by dividing $4.5 million by the value of the Company’s common stock on January 31, 2014, a total of 113,418 shares of which are scheduled to be issued under the 2013 Plan subsequent to the Record Date (“Post-Record Date Shares”), subject to your continued service as Chief Executive Officer.
Pursuant to action taken by the Company under the Sears Holdings Corporation 2013 Stock Plan (the “Plan”), a “Make-Whole Award” has been approved by which you will be awarded, in lieu of any and all rights to Lands’ End Shares with respect to the Post-Record Date Shares, additional shares of the Company’s common stock based on the value of the Lands’ End Shares that you would have received in the Distribution had the Post-Record Date Shares been issued on or before the Record Date. The Make-Whole Award shall be issued in equal monthly installments on the last business day of each month through January 31, 2015, except that the monthly installment for March 2014 shall be issued on or about April 21, 2014, subject to the same terms that govern the issuance of the Post Record Date Shares. The monthly installments are set forth in Annex A attached hereto.
SEARS HOLDINGS CORPORATION
/s/ Dean Carter
By:    Dean Carter

Title:	VP, Talent and Human Capital Services

Annex A
To Addendum To
Offer Letter Dated March 18, 2013

Date of Grant	Post-Record Date Shares	Make-Whole Award Shares	Total Shares
March 31, 2014	10,311	--	10,311
April 21, 2014	--	2,313	2,313
April 30, 2014	10,311	2,313	12,624
May 30, 2014	10,310	2,314	12,624
June 30, 2014	10,311	2,313	12,624
July 31, 2014	10,311	2,313	12,624
August 29, 2014	10,310	2,314	12,624
September 30, 2014	10,311	2,313	12,624
October 31, 2014	10,311	2,313	12,624
November 28, 2014	10,310	2,314	12,624
December 31, 2014	10,311	2,313	12,624
January 30, 2015	10,311	2,313	12,624
Total	113,418	25,446	138,864